                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          PRAEGITZER INDUSTRIES, INC.

                                       AT

                              $5.50 NET PER SHARE

                                       BY

                            T MERGER SUB (OR), INC.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                            TYCO INTERNATIONAL LTD.
---------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                                November 1, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies And Other Nominees:

    We have been appointed by T Merger Sub (OR), Inc., an Oregon corporation ("Purchaser") and a wholly owned subsidiary of Sigma Circuits, Inc., a Delaware corporation ("Sigma") and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), to act as Information Agent in connection with Purchaser's offer to purchase all of the outstanding shares of common stock (the "Shares"), of Praegitzer Industries, Inc., an Oregon corporation (the "Company"), at a price of $5.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 1, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"), copies of which are enclosed herewith. Tyco fully and unconditionally guarantees the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 26, 1999, among Sigma, Purchaser and the Company and the related guarantee of Tyco.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    THE OFFER IS BEING MADE FOR ALL OF THE OUTSTANDING SHARES. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES WHICH WOULD CONSTITUTE 51% OF THE OUTSTANDING SHARES ON A DILUTED BASIS. THE MAJORITY SHAREHOLDER OF THE COMPANY WHO OWNS 8,119,375 SHARES (CONSTITUTING APPROXIMATELY 53.0% OF THE OUTSTANDING SHARES ON A DILUTED BASIS) HAS AGREED TO TENDER THESE SHARES IN THE OFFER. IF THE MAJORITY SHAREHOLDER IS UNABLE TO TENDER 2,656,500 OF THESE SHARES (THE "PLEDGED SHARES") IN THE OFFER (CONSTITUTING APPROXIMATELY 17.4% OF THE OUTSTANDING SHARES ON A DILUTED BASIS) BECAUSE THE PLEDGED SHARES ARE NOT RELEASED FROM CERTAIN PLEDGE ARRANGEMENTS BEFORE THE CONSUMMATION OF THE OFFER, THE MAJORITY SHAREHOLDER HAS AGREED TO SELL TO PURCHASER THE PLEDGED SHARES FOLLOWING CONSUMMATION OF THE OFFER UPON THE RELEASE OF THE PLEDGED SHARES FROM THE PLEDGE ARRANGEMENTS TO WHICH THEY ARE SUBJECT.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1. The Offer to Purchase.

        2. The Letter of Transmittal to be used by shareholders of the Company in accepting the Offer. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

        3. A letter to shareholders of the Company from Robert L. Praegitzer, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission and mailed to the shareholders of the Company.

        4. A printed form of letter which may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee with space provided for obtaining such clients' instructions with regard to the Offer.

        5. The Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares are not immediately available or if time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as Depositary.

    Your attention is directed to the following:

        1. The tender price is $5.50 per Common Share, net to the seller in cash.

        2. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

        3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, November 30, 1999, unless the Offer is extended.

        4. The Offer is being made for all of the outstanding Shares. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer at least that number of Shares which would constitute 51% of the outstanding Shares on a diluted basis. The majority shareholder of the Company who owns 8,119,375 Shares (constituting approximately 53.0% of the outstanding Shares on a diluted basis) has agreed to tender these Shares in the Offer. If the majority shareholder is unable to tender 2,656,500 of these Shares (the "Pledged Shares") in the Offer (constituting approximately 17.4% of the outstanding Shares on a diluted basis) because the Pledged Shares are not released from certain pledge arrangements before the consummation of the Offer, the majority shareholder has agreed to sell to Purchaser the Pledged Shares following consummation of the Offer upon the release of the Pledged Shares from the pledge arrangements to which they are subject.

        5. Shareholders who tender Shares will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not theretofore withdrawn pursuant to the Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in
Section 2 of the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase)), and (iii) all other documents required by the Letter of Transmittal.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2, "Procedure for Tendering Shares," in the Offer to Purchase.

    Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.

    Any inquiries you may have with respect to the Offer should be directed to, and additional copies of the enclosed materials may be obtained by contacting, the undersigned at (800) 566-9061 or (212) 754-8000 (call collect). Banks and brokerage firms please call (800) 662-5200.

                                          Very truly yours,

                                          [LOGO]

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, SIGMA, TYCO, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.

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